For Immediate Release
July 22, 2010

AJS BANCORP, INC. ANNOUNCES REGULAR THIRD QUARTER DIVIDEND

The Company’s Board of Directors announced today that it has declared a quarterly cash dividend of $0.11 cents per share.  The dividend is payable on August 20, 2010, to stockholders of record on August 6, 2010.  AJS Bancorp, MHC (the “MHC”) intends to waive 100% of the quarterly dividend due on its 1,227,554 shares.  At June 30, 2010, consolidated cash totaled $7.0 million.  At June 30, 2010 the Bank’s tier 1 capital and tangible capital ratios were 9.3%, and its risk-based capital ratio was 21.9%.

AJS Bancorp, Inc. is the parent holding company of A.J. Smith Federal Savings Bank located in Midlothian, Illinois.  In addition to the home office the Company has two branch offices in Orland Park, Illinois.